Exhibit 23.1

                          CONSENT OF ERNST & YOUNG LLP,
                              INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) pertaining to the registration of 611,962 shares of Common Stock of Insignia Financial Group, Inc. under the St. Quintin Holdings Limited 1999 Unapproved Share Option Scheme of our report dated March 5, 1999 with respect to the consolidated and combined financial statements of Insignia Financial Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

Greenville, South Carolina
April 28, 1999






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